                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

         Pursuant to Section 13 OR 15(d) of the Securities Act of 1934


                                  May 30, 2001
                Date of Report (date of earliest event reported)



                                 BANCTEC, INC.
             (Exact name of registrant as specified in its charter)



         Delaware                      0-9859                    75-1559633
(State or other jurisdiction of     (Commission               (I.R.S. Employer
incorporation or organization)      File Number)             Identification No.)


                             2701 E. Grauwyler Road
                              Irving, Texas  75061
          (Address of principal executive offices, including zip code)

                                 (972-579-6000)
              (Registrant's telephone number, including area code)
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ITEM 5. Other Events.

On May 31, 2001, BancTec, Inc. (the "Registrant") replaced its existing revolving credit facility provided by a syndicate of lenders led by The Chase Manhattan Bank with a new $100 million revolving credit facility (the "New Facility") provided by Heller Financial, Inc. ("Heller"), which will mature on May 30, 2006. Within 90 days after the closing, Heller intends to syndicate the New Facility to a group of lenders for which Heller will act as agent.

The New Facility is secured by substantially all the assets of the Registrant, subject to the limitations on liens contained in the Registrant's existing Senior Notes. Availability under the New Facility will be determined by a borrowing base formula equal to a specified percentage of the value of the Registrant's eligible accounts receivable, inventory and real estate from time to time.

The interest rate on loans under the New Facility will be equal to, at the Registrant's option, either (i) 1.25% over the "prime rate" or (ii) 2.75% over the "LIBOR rate". Beginning August 1, 2002, the interest rate margins over the prime rate and LIBOR rate may be increased or decreased by up to 0.50% based upon the Registrant's available borrowing capacity. During the syndication of the New Facility, the interest rate will be 1.25% over the prime rate. A commitment fee of 0.50% per annum on the unused portion of the New Facility is payable quarterly.

Under the New Facility, substantially all of the Registrant's cash flow (including proceeds of accounts receivable and asset sales) must be applied to repay the outstanding loans, which may be reborrowed subject to availability in accordance with the borrowing base formula.

The New Facility contains various representations, warranties and covenants, including financial covenants as to maximum capital expenditures, minimum fixed charge coverage ratio and minimum average borrowing availability.


SIGNATURE
---------

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BANCTEC, INC.



                                        By:  /s/ Brian R. Stone
                                           -------------------------
                                           Brian R. Stone
                                           Senior Vice President and
                                           Chief Financial Officer

Date of Report:  May 31, 2001
(Date of earliest event reported)